Exhibit 99.1

Derma Sciences Enters the Skin Substitute Market with Licensing Agreement for Innovative Amniotic Membrane Wound Care Products

Commercial launch into this $500 million market, along with its drug candidate for the treatment of diabetic foot ulcers, underscores company’s commitment to regenerative medicine

PRINCETON, N.J.--(BUSINESS WIRE)--Jan. 14, 2014-- Derma Sciences, Inc. (Nasdaq:DSCI), a medical device and pharmaceutical company focused on advanced wound care, announces it has licensed exclusive rights to two novel human placental-derived tissue products for all dermal indications in the advanced wound care and burn markets from BioD LLC, a privately held company based in Memphis, Tenn. These products will be branded as AmnioMatrix® and launched during the third quarter of 2014, expanding Derma Sciences’ portfolio of advanced wound care (AWC) products into the $500 million skin substitute market. Terms of the license include an upfront cash payment, royalties on product sales and performance-based milestones to be paid in cash and Derma Sciences stock options.

In support of the pending product launches, Derma Sciences plans to add approximately 12 direct sales representatives, increasing its number to 50. Along with these new representatives, the company will be adding an additional Regional Manager, Clinical Field Specialist and Total Contact Casting Specialist. The company will also be expanding its marketing department by hiring a Product Director, Reimbursement/Healthcare Economics Director and Training and Education Director. This brings the total sales and marketing infrastructure in the U.S. to 86. The new personnel are expected to be hired before the company’s global sales meeting in mid-February.

“We believe Derma Sciences is poised to become one of the strongest competitors in the emerging regenerative medicine segment of advanced wound care with this transaction, given our proven capabilities in commercializing advanced wound care products and building brands. Our long-stated goal is to become the leading provider of treatment options for patients with diabetic foot ulcers. With TCC-EZ™, our market-leading off-loading system, the potential for DSC127 as a first-line treatment option if approved by the U.S. Food and Drug Administration and the potential of AmnioMatrix® in the skin substitute space as a second-line option, we are creating a compelling product offering for healthcare professionals treating the 900,000 diabetic foot ulcers each year,” said Edward J. Quilty, Chairman and Chief Executive Officer of Derma Sciences.

Barry Wolfenson, Derma Science’s Group President for Advanced Wound Care and Pharmaceutical Development said, “The commercial success of skin substitute products, in particular wound coverings derived from the human placenta, creates an excellent opportunity for Derma Sciences to capture a meaningful share of those patients not treated with DSC127, should the drug be approved. Given the recent changes in CMS reimbursement for skin substitutes, we are fortunate that regenerative tissue products such as these are well positioned for further growth.”

“Launching these new skin substitute products will immediately increase our top line, will be accretive to earnings beginning in year two and will accelerate our established $35 million advanced wound care product segment beyond historical organic growth in the 30% range,” Mr. Quilty added.

Through its patent pending processing technologies, BioD provides novel regenerative biomaterials that are utilized broadly in the advanced wound care, neurosurgical, orthopedic, and ocular markets. “We are excited to partner with Derma Sciences, a recognized leader in the advanced wound care segment. Their strong record of commercializing advanced wound care products, coupled with their commitment to the regenerative medicine segment, creates a compelling opportunity to work together in building this market,” stated Greg Brophy, President and CEO of BioD. “Since BioD’s introduction of novel placental derived tissue products to the musculoskeletal market, the advanced wound care segment has become an enormous growth opportunity for companies such as Derma. Our current products, together with our future development pipeline, will enhance their already strong product portfolio,” added Tim Brahm, Chairman and founder of BioD.

The two initial products ready for commercialization include a cryopreserved allograft derived from human placental tissues that is used as a wound covering in the treatment of localized tissue defects, and an amniotic extracellular membrane product that is a sterile, room-temperature stable, resorbable tissue allograft derived from human amnion that provides a natural scaffold for tissue repair and regeneration. It is used for traumatic injuries, burns, surgical wounds, complex chronic and acute wounds, and other soft-tissue defects. BioD will continue to manufacture, market and sell proprietary products for other clinical specialties, including, neurosurgical, orthopedic and ophthalmic applications.

“We also plan to explore various ways to leverage the BioD products and technologies in combination with DSC127 to address unmet patient needs in certain indications,” added Mr. Quilty. “Derma Sciences is uniquely and powerfully positioned for leadership in advanced treatments for a variety of wounds with our expanded product portfolio, development-stage products and potential future new products and combination therapies. In support of our company’s evolution, we are rolling out the new corporate slogan ‘Derma Sciences – A Tissue Regeneration Company’ along with a new corporate logo.”

About Diabetic Foot Ulcers

According to the 2011 National Diabetes Fact Sheet, an estimated 25.8 million Americans – or approximately 10% of the population – are living with diabetes and nearly 1.6 million new cases of diabetes are diagnosed in people age 20 and older each year. The number of Americans with diabetes could triple by 2050, according to the Centers for Disease Control and Prevention. One in 10 U.S. adults has the disease now, which could increase to one in three in the next 40 years.

As per estimates by the National Institutes of Health, 15% of people with diabetes develop a foot ulcer at some point. In 2009 about 68,000 non-traumatic lower-limb amputations were performed in people with diabetes in the U.S. According to the American Diabetes Association, in 2007 (latest available data) the treatment of diabetes and its complications in the U.S. generated at least $116 billion in direct costs, with at least one third associated with the treatment of foot ulcers.

About Amniotic Membranes

Placental tissues are a rich source of proteins, carbohydrates, hyaluronic acids and growth factors that are essential for fetal growth and development. Amniotic tissue, the innermost layer of the placenta, is unique in that it is “immune-privileged” and, as such, rarely evokes an immune response in the human body. Research has shown that amniotic tissue does not express the Class II antigens that typically evoke an immune response.

The collagens in the amniotic tissue provide a structural tissue matrix for cellular attachment. While providing structural support to cells, the extracellular matrix assists in the migration and proliferation of the patient’s own cells to the site of injury or defect. Allografts derived from placental tissue are a natural alternative to synthetic, cadaveric or animal-derived regenerative products.

About BioD, LLC

BioD, LLC is a leading regenerative medicine company engaged in the development and commercialization of novel biologic products derived from the placental tissues. The company’s research and development efforts are focused on the regenerative potential of amnion and the other placental tissues given their unique biologic structure, their rich source of undifferentiated stem cells, anti-inflammatory, antimicrobial and anti-adhesive properties, and the unique immune privilege that characterizes their function in the body. From the recovery of tissue from live, healthy donors during childbirth to the development of new products that will improve patient outcomes, BioD is unlocking the regenerative potential of the human body.

For more information please visit www.biodlogics.com.

About Derma Sciences, Inc.

Derma Sciences is a medical technology company focused on three segments of the wound care marketplace: pharmaceutical wound care products; advanced wound care dressings to address chronic wounds including diabetic ulcers; and traditional dressings. The Company has begun its Phase 3 clinical trials in diabetic foot ulcer healing with DSC127, based on excellent Phase 2 data. Its MEDIHONEY® product is the leading brand of honey-based dressings for the management of wounds and burns. The product has been shown in clinical studies to be effective in a variety of indications. TCC-EZ® is its gold-standard total contact casting system for diabetic foot ulcers. Other novel products introduced into the $14 billion global wound care market include XTRASORB® for better management of wound exudate, and BIOGUARD® for barrier protection against microbes and other contaminants.

For more information please visit www.dermasciences.com.

Forward-Looking Statements

Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release or that are otherwise made by or on behalf of the Company. Factors that may affect the Company's results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include but are not limited to, those discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Source: Derma Sciences, Inc.

Derma Sciences, Inc.
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jyetter@dermasciences.com
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